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Code Section 403(b) Endorsement

This Endorsement amends the Flexible Premium Individual Deferred Retirement Annuity Contract (Contract) to which it is attached. This Contract is issued in connection with a tax sheltered annuity plan described in Section 403(b) of the Code.

General Provisions

The following provisions apply to and replace any contrary Contract provisions. You are responsible for determining that Purchase Payments and distributions under this Contract comply with the following provisions.

Nontransferable

This Contract may not be transferred, sold, assigned, discounted or pledged either as collateral for a loan or security for the performance of an obligation or for any other purpose, to any person other than us.

Owner

The Annuitant will be the sole Owner.

Annuity Commencement Date

The Annuity Commencement Date is the date the entire interest (value of the annuity) of the Owner will be distributed or commence to be distributed. The Annuity Commencement Date shall not be later than the Required Beginning Date. The Required Beginning Date is April 1 of the calendar year following the later of the calendar year in which the Owner attains age 70 1/2 or the calendar year in which the Owner retires.

Purchase Payments

Purchase Payments made pursuant to a salary reduction agreement in connection with the plan under which this Contract is purchased may not in any taxable year exceed the limit under Code section 402(g), which is $10,500 for 2000 and is subject to a cost of living adjustment thereafter.

Effect of Law and Plan Documents

This Contract shall be subject to and interpreted in conformity with the provisions, terms and conditions of the tax-sheltered annuity plan document of which this Contract is a part, if any, and with the terms and conditions of section 403(b) of the Code, the regulations thereunder, and other applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended, if applicable), as determined by the plan administrator or other designated plan fiduciary or, if none, the Owner.

RELIASTAR [logo]

ReliaStar Life insurance Company of New York
1000 Woodbury Road, Suite 102
P.O. Box 9004
Woodbury, New York 11797

Executed at our Home office
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James R. Gelder            President
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/s/ James R. Gelder
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Susan M. Bergen            Secretary
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/s/ Susan M. Bergen



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General Provisions
(continued)

Disclaimer

We shall be under no obligation either:

1. To determine whether any Purchase Payment, distribution or transfer under the Contract complies with the provisions, terms and conditions of such plan or with applicable law; or

2. To administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

Reserved Rights

1. Notwithstanding any provision to the contrary in this Contract or the tax-sheltered annuity plan of which this Contract is a part, if any, we reserve the right to amend or modify this Contract or Endorsement to the extent necessary to comply with any law, regulations, ruling or other requirement necessary to establish or maintain the tax advantages, protections or benefits available to such tax-sheltered annuity under Code Section 403(b) and other applicable law.

2. Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions and provisions of the Contract.

Required Distributions

1. With respect to any amount which becomes payable under the Contract during the lifetime of the Owner, such payment shall commence on or before the Required Beginning Date and shall be payable in substantially equal amounts, no less frequently than annually. The entire interest in the Contract shall be distributed in the following manner:

a. In one lump sum;

b. Over the life of the Owner;

c. Over the lives of the Owner and his or her designated Beneficiary;

d. Over a period certain not exceeding the life expectancy of the Owner; or

e. Over the joint and last survivor expectancy of Owner and his or her designated Beneficiary.

If the Owner's entire interest is to be distributed in other than one lump sum, then the amount to be distributed each year (commencing with the Required Beginning Date and each year thereafter) shall be determined in accordance with Code Section 403(b)(10) and the regulations thereunder.

2. If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding the Owner's death.

3. If the Owner dies before distribution has commenced, the entire interest shall be distributed no later than December 31 of the calendar year in which the fifth anniversary of the Owner's death occurs. However, proceeds which are payable to a Beneficiary who is a natural person may be distributed in substantially equal installments over the lifetime of the Beneficiary or a period certain not exceeding the life expectancy of the Beneficiary provided such distribution commences not later than December 31 of the calendar year following the calendar year in which the Owner's death occurred. If the Beneficiary is the surviving spouse of the Owner, the Beneficiary may elect not later than December 31 of the calendar year in which the fifth anniversary of the Owner's death occurs to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the Owner would have attained age 70 1/2. Payments shall be calculated in accordance with Code Section 403(b)(10) and the regulations thereunder.

For the purposes of requirements 3, 4 and 5, any amount paid to a child of an Owner shall be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

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Required Distributions
(continued)

4. If the Owner's spouse is not the named Beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Owner and that such method of distribution complies with the requirements of Code Section 403(b)(10) and the regulations thereunder.

5. For purposes of the foregoing provisions, life expectancy and joint and last survivor expectancy shall be determined by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9 in accordance with Code
Section 403(b)(10) and the regulations thereunder. In the case of distributions under paragraph 4 of this Endorsement, the Owner's life expectancy or, if applicable, the joint and last survivor expectancy of the Owner and his or her Beneficiary, will be initially determined on the basis of attained ages in the year the Owner reaches age 70 1/2. In the case of distribution under paragraph 2 of this Endorsement, life expectancy shall be initially determined on the basis of the Beneficiary's attained age in the year distributions are required to commence. Unless the Owner (or Owner's spouse) elects otherwise prior to the date distributions are required to commence, the Owner's life expectancy and, if applicable, the Owner's spouse's life expectancy shall be recalculated annually based on attained ages in the year for which the required distribution is being determined. The life expectancy of a nonspouse Beneficiary shall not be recalculated. Therefore, payments to such nonspouse Beneficiary may not continue for life.

In the case of a distribution other than in the form of life income or joint life income, the annual distribution required to be made by the Required Beginning Date is for the calendar year in which the Owner reaches age 70 1/2. Annual payments for subsequent years, including the year in which the Required Beginning Date occurs, must be made by December 31 of the year. The amount distributed for each year shall equal or exceed the annuity value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor expectancy.

6. Distributions shall not be made prior to the date the Owner attains age 59 1/2, separates from service, becomes disabled within the meaning of Code Section 72(m)(7) or incurs a hardship within the meaning of Code Section 403(b)(11), to the extent such distribution is attributable to:

a. Purchase Payments made pursuant to a salary reduction agreement (except to the extent attributable to assets held as of the close of the last year beginning before January 1, 1989); or

b. Amounts transferred to this Contract from a contract or account that was subject to such conditions.

In the event of hardship, income attributable to such Purchase Payments or amounts shall not be distributed.

7. The Owner or the Owner's surviving spouse as Beneficiary or the Owner's former spouse as alternate payee under a qualified domestic order within the meaning of Code Section 414(p), as applicable (the "Distributee"), may elect, at the time and in the manner we prescribe, to have any portion of an eligible rollover distribution with respect to the Distributee's interest in the Contract paid directly by the Company as a direct rollover to an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Section 408(b) or (except in the case of a surviving spouse as Beneficiary) another annuity described in Code Section 403(b) specified by the Distributee that accepts direct rollovers. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Distributee, other than:

a. Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life or life expectancy of the Distributee or for the joint lives or life expectancies of the Distributee and his or her Beneficiary or for a specified period of ten years or more;

b. Any distribution to the extent it is a required minimum distribution under Code Section 403(b)(10); and

c. The portion of any distribution that is not includible in gross income.

This provision shall be interpreted in accordance with Code Section 403(b)(10) and the regulations thereunder.

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